Exhibit 10.26

FIRST AMENDMENT

THIS FIRST AMENDMENT (the “Amendment”) is dated for reference purposes as of December 1, 2016, by and between 601 MCCARTHY OWNER, LLC, a Delaware limited liability company (“Landlord”), and FIREEYE, INC., a Delaware corporation (“Tenant”).

RECITALS

A.
Landlord and Tenant are parties to that certain Lease dated August 4, 2016 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space containing approximately 189,481 rentable square feet (the “Premises”) located at 60 l McCarthy Boulevard, Milpitas, California (the “Building”).

B.	Tenant and Landlord mutually desire that the Lease be amended on and subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Amendment. Effective as of the date hereof, Landlord and Tenant agree that the Lease shall be amended in accordance with the following terms and conditions:

1.1
Additional Electric Vehicle Charging Stations. As part of the Landlord Work, Landlord shall install an additional four (4) electric dual-head vehicle charging stations pursuant to the specifications attached as “Exhibit F” to the Lease (the “Additional Charging Stations”) in the area of the Parking Facility as shown on Exhibit A attached hereto, the costs of which shall be at Tenant’s sole cost and expense. For the avoidance of doubt, Landlord shall be responsible, at Landlord’s sole cost and expense, for all costs necessary to install the Charging Stations (in accordance with and as defined in Section 38 of the Lease), and the Additional Charging Station Costs shall include only the costs incurred by Landlord to purchase and install the Additional Charging Stations (as opposed to the Charging Stations). Tenant shall have the right to use, at its sole risk, the Additional Charging Stations in accordance with the terms and conditions applicable to Tenant’s use of the Charging Stations pursuant to Section 38 of the Lease. Landlord shall deduct the cost of purchasing and installing the Additional Charging Stations (the “Additional Charging Station Costs”) from the Improvement Allowance (as defined in “Exhibit B” to the Lease). Absent manifest error, the statements of costs for the Additional Charging Station Costs submitted to Landlord by Landlord’s contractors shall be conclusive for purposes of determining the actual cost of the items described therein.

1.2
Landlord Work. The Landscaping Plan prepared by Cultivate Studios, dated June 21, 2016, and attached to the Lease as a part of “Schedule 2” to “Exhibit B” to the Lease, is hereby deleted in its entirety and replaced with Exhibit B attached hereto (the “Landscaping Plan”). The portion of the Landlord Work to be performed in accordance with the Landscaping Plan is referred to herein as the “Landscaping Work”. In the event that the San Francisco Public Utilities Commission or any other appropriate governmental authority having jurisdiction, or any other party with the legal right to do so, requires removal of all or part of the Landlord Work or any other existing conditions located in the easement area set forth in the Deed and the Second Area (as defined in Section 5.2 of the Lease), then Landlord shall promptly remove the same at Landlord’s sole cost and expense, as and to the extent required by such party, and thereafter Landlord shall, at its sole cost and expense, replace the same with improvements of a similar functionality and quality when, and to the extent, such replacement is permitted by such party.

1.3
Delivery Date and Commencement Date. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant stipulate and agree that although Landlord has not Substantially Completed the Landlord’s Work (including, but not limited to, correction of the deferred maintenance issues identified on “Exhibit I” to the Lease, the Landscaping Work, installation of the Charging Stations and the Additional Charging Stations, the glazing work as shown on the Plans and any identified Required Upgrades), the Delivery Date shall be deemed to be December 1, 2016. Accordingly, subject to any Landlord Caused Delay, the Commencement Date shall be June 1, 20l7. Landlord shall use commercially reasonable efforts to timely and in good faith diligently prosecute the Substantial Completion of Landlord’s Work as soon as reasonably practical. Section 1.7 of “Exhibit B” to the Lease is hereby amended such that a Landlord Caused Delay shall also include any actual delays in Tenant’s construction of the Tenant Improvements to the extent resulting from the failure of the Landlord’s Work to be Substantially Completed as of the Delivery Date. In the event of any Landlord Caused Delay, Tenant shall use commercially reasonable efforts to mitigate any such actual delay. Additionally, Landlord’s failure to complete the Deferred Maintenance work outlined on “Exhibit I” to the Lease by January 31, 2017 shall be deemed to constitute a Landlord Caused Delay.

2.    Miscellaneous.

2.1
Except as herein modified or amended (e.g., amendment of the timing of the completion of the Landlord Work described in this Amendment and the establishment of the Delivery Date), the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

2.2
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solici1ation for such an offer by Tenant. Neither party shall be bound by this Amendment until this Amendment is fully executed and delivered to each party.

2.3
Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord and the Landlord Parties harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.

2.4
Tenant warrants and represents that Tenant is a duly organized and validly existing entity, that Tenant has full right and authority to enter into this Amendment and that the persons signing on behalf of Tenant are authorized to do so and have the power to bind Tenant to this Amendment. Tenant shall provide Landlord upon request with evidence reasonably satisfactory to Landlord confirming the foregoing representations. Landlord represents and warrants that it has full right and authority to enter into this Amendment and to perform all of Landlord’s obligations hereunder and that all persons signing this Amendment on its behalf are authorized to do so. Landlord and Tenant each hereby represents and warrants to the other that it is not (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App.§ 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If either of the foregoing representations is untrue at any time during the Term, the same shall constitute a default under the Lease, as amended, without the necessity of notice to the other party and benefit of any cure period.

2.5
Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises have not undergone inspection by a “Certified Access Specialist” to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53.

2.6
Notwithstanding any other term or provision of the Lease, as amended, the liability of Landlord for its obligations under the Lease and this Amendment is limited solely to Landlord’s interest in the Building as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against Landlord’s partners or members or its or their respective partners, shareholders, members, directors, officers or managers on account of any of Landlord’s obligations or actions under the Lease and this Amendment.

2.7
This Amendment may be executed and delivered by facsimile in one or more counterparts, each of which shall constitute one and the same Amendment. If this Amendment is signed and delivered in such manner, Landlord and Tenant shall promptly deliver an original signed version to the other. Any digital image copy of this Amendment (to the extent fully executed and delivered) shall be treated by the parties as a true and correct original of the same and admissible as best evidence to the extent permitted by a court of proper jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment to be effective as of the date first written above.

LANDLORD:	TENANT:

601 MCCARTHY OWNER, LLC,	FIREEYE, INC.,
a Delaware limited liability company	a Delaware corporation

By: 601 McCarthy Holdings, LLC, a Delaware	By: /s/ Frank Verdecanna
limited liability company, sole member
Name: Frank Verdecanna
By: ECI Four McCarthy, LLC, a Delaware limited
liability company, administrative member	Title: SVP Finance

By: Embarcadero Capital Investors Four LP, a	Dated: December 9, 2016
Delaware liability partnership, sole member

By: ECI Four LLC, a Delaware limited liability
company, general partner

By: /s/ John Hamilton

Name: John Hamilton

Title: Manager

Dated: 12/12, 2016

EXHIBIT A - LOCATION OF ADDITIONAL CHARGING STATIONS

attached to and made a part of the Amendment dated for reference purposes as of December 1, 2016, between 601 MCCARTHY OWNER, LLC, a Delaware limited liability company, as Landlord and FIREEYE, INC., a Delaware corporation, as Tenant

A-1

EXHIBIT B - LANDSCAPING PLAN

attached to and made a part of the Amendment dated for reference purposes as of December 1, 2016, between 601 MCCARTHY OWNER, LLC, a Delaware limited liability company, as Landlord and FIREEYE, INC., a Delaware corporation, as Tenant

B-1